Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of GlassBridge Enterprises, Inc. on Form S-8 (File Nos. 333-15275, 333-15273, 333-15277, 333-35591, 333-38196, 333-66030, 333-124634, 333-150693, 333-173903 and 333-188429) of our report dated April 2, 2018, except for Note 4 as to which the date is April 1, 2019, with respect to our audits of the consolidated financial statements of GlassBridge Enterprises, Inc. and Subsidiaries as of December 31, 2017 and for the year ended December 31, 2017, which report is included in this Annual Report on Form 10-K of GlassBridge Enterprises, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum LLP

New York, NY

April 1, 2019